UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2014

Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 247-2800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2014, the Board of Directors of Health Care REIT, Inc. (the “Company”) appointed Sergio D. Rivera as a member of the Board of Directors, which increased the size of the Board of Directors from ten to eleven directors. Mr. Rivera will be a member of the Audit, Investment and Planning Committees.

Mr. Rivera will be compensated for his service as a director on the same basis as other non-employee directors of the Company. Compensation for the Company’s non-employee directors is described in the Company’s Proxy Statement for its 2014 Annual Meeting of Shareholders as filed with the Securities and Exchange Commission on March 21, 2014 and as supplemented and filed on April 14, 2014.

In connection with the appointment, the Company will enter into an indemnification agreement with Mr. Rivera. The agreement will be substantially identical to the agreements previously entered into between the Company and its other directors and will generally provide that the Company will, in certain circumstances, indemnify Mr. Rivera against any and all expenses, judgments, fines, penalties and amounts paid in settlement arising out of his service to the Company. Also, the agreement will provide for the advancement of expenses in connection with a threatened, pending or completed action, suit or proceeding.

Item 7.01 Regulation FD Disclosure.

On August 26, 2014, the Company issued a press release announcing the appointment of Mr. Rivera to the Board of Directors. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

The information contained in, or incorporated into, Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated August 26, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ THOMAS J. DEROSA
Name:	Thomas J. DeRosa
Title:	Chief Executive Officer

Dated: August 28, 2014

Exhibit Index

99.1	Press release dated August 26, 2014